Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of this 24th day of January, 2011, by and between Crane Co., a Delaware corporation (the “Company”), and Robert S. Evans (“Mr. Evans”).

WHEREAS, Mr. Evans has served as non-executive Chairman of the Board of Directors of the Company (the “Board”) pursuant to an employment agreement with the Company dated as of April 23, 2001, as thereafter amended (the “Prior Agreement”);

WHEREAS, Mr. Evans has retired from employment with the Company, effective January 2, 2011; and

WHEREAS, the Company and Mr. Evans desire that Mr. Evans continue in his role as non-executive Chairman of the Board on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, Mr. Evans shall continue to serve the Company in the position of non-executive Chairman of the Board (“Chairman”); provided, however, that Mr. Evans’ continued service on the Board shall be subject to any necessary approval by the Company’s shareholders. Effective as of January 3, 2011, Mr. Evans’ status shall be that of a non-employee director of the Company.

2. Duties. Subject to annual appointment by the Board of Directors, Mr. Evans shall serve as Chairman, and Mr. Evans shall make reasonable business efforts to attend all Board meetings, serve on appropriate committees as reasonably requested by the Board, and perform such duties, services and responsibilities and have the authority commensurate to such position and consistent with the Company’s Corporate Governance Guidelines as in effect from time to time.

3. Compensation, etc.

(a) Fees. For his service as Chairman, Mr. Evans shall receive a fee (“Chairman Fee”) at the annual rate of $225,000 (with effect from July 26, 2010), payable in monthly installments. The Chairman Fee shall be reviewed annually by the Management Organization and Compensation Committee of the Board.

(b) Expense Reimbursements. The Company shall reimburse Mr. Evans for all reasonable out-of-pocket expenses incurred by Mr. Evans in carrying out his duties, services and responsibilities under this Agreement, provided that Mr. Evans complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(c) Office, Assistance and Technical Support. The Company shall provide Mr. Evans with an office and an office assistant at the Company’s business headquarters and with appropriate technical support for Mr. Evans’ office outside of the Company’s headquarters for so long as Mr. Evans serves as Chairman and for a reasonable transition period thereafter so that Mr. Evans can make alternative arrangements.

(d) No Other Compensation as Director. Mr. Evans acknowledges that, except for the Chairman Fee, he shall not be entitled to any other compensation for serving as Chairman and a director of the Company.

(e) No Effect on Employee Benefits; Use of Company Aircraft. Nothing in this Agreement shall affect Mr. Evans’ right to receive vested benefits (including benefits as a retired employee) under the Company’s various compensation and benefit plans in respect of his period of service as an employee of the Company. Mr. Evans shall be authorized to use the Company’s airplane for both business and personal use in accordance with the terms and conditions of the Time Sharing Agreement dated December 7, 2009 between the Company and Mr. Evans, as it may be amended from time to time, including the cost reimbursement provisions thereof. The use of the Company’s airplane by Mr. Evans shall be subject to the approval of the Chief Executive Officer of the Company, such approval not to be unreasonably withheld.

4. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

5. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery by registered or certified mail, or by Federal Express postage prepaid, return receipt requested; to:

If to the Company:

Crane Co.

100 First Stamford Place

Stamford, CT 06902

Attention: Corporate Secretary

If to Mr. Evans:

Robert S. Evans

[home address omitted]

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 5.

6. Binding Effect/Assignment. This Agreement is personal to Mr. Evans and without the prior written consent of the Company shall not be assignable by Mr. Evans. This Agreement shall inure to the benefit of and be enforceable by Mr. Evans’ legal representatives.

7. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, including but not limited to the Prior Agreement. Notwithstanding the foregoing, the Indemnification Agreement between Mr. Evans and the Company, dated as of January 22, 1996, shall remain in full force and effect in accordance with its terms.

8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflict of laws.

10. Termination; Modifications. This Agreement shall terminate upon Mr. Evans ceasing to serve as Chairman for any reason; provided, however, that such termination shall not adversely affect Mr. Evans’ right to receive amounts in respect of his services through the date of such termination. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and Mr. Evans has hereunto set his hand, on the day and year first above written.

CRANE CO.

/s/ Robert S. Evans	By:	/s/ A.I. duPont
Robert S. Evans	Title	Vice President, General Counsel and Secretary